Exhibit 99.2

Rex Energy Provides Update on Operations, Third Quarter Production Guidance and Borrowing Base

STATE COLLEGE, Pa., September 15, 2014 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) today provided an update on its Appalachian Basin operations, third quarter 2014 production guidance and borrowing base under its senior secured credit facility.

Appalachian Basin – Warrior North Prospect

In the Warrior North Prospect, the company recently placed into sales the six-well Grunder pad. The six wells were drilled with an average lateral length of approximately 4,800 feet and completed with an average of 24 completion stages. In addition, the company tested approximately 600 and 500 foot spacing between the laterals on the six wells. Initial results from the downspacing tests are encouraging and the company will continue to monitor production results going forward. Using an 18/64” choke size, the six-well Grunder pad produced at an average 5-day sales rate per well of approximately 1.2 Mboe/d, comprised of 2.1 MMcf/d of natural gas, 454 bbls/d of condensate and 433 bbls/d of NGLs (assuming full ethane recovery).

In addition, the company recently placed into sales the three-well Jenkins pad. The three wells were drilled with an average lateral length of approximately 5,350 feet and completed with an average of 33 completion stages. Also utilizing an 18/64” choke size, the three-well Jenkins pad produced at an average 5-day sales rate per well of approximately 1.6 Mboe/d, comprised of 2.7 MMcf/d of natural gas, 609 bbls/d of condensate and 563 bbls/d of NGLs (assuming full ethane recovery).

“We are pleased with the most recent results from our Warrior North Prospect,” said Tom Stabley, Chief Executive Officer of Rex Energy. “With more than 70% of the production from these wells coming from condensate and natural gas liquids, we believe these wells further demonstrate the value of our Ohio Utica assets. In addition, we believe that the restricted choke sizes we are utilizing will lead to better well performance over the life of the assets.”

Appalachian Basin – Butler Operated Area

In the Butler Operated Area, the company has contracted to add a third drilling rig in early 2015. The new rig will join the two other rigs currently drilling in the Butler Operated Area and will primarily focus on drilling in the company’s newly acquired Moraine East area. The company expects to announce its initial well results from the newly acquired Moraine East area in the second quarter of 2015. In addition, the company’s midstream provider has recently completed the installation of additional field compression in the Butler Operated Area, which will further support the company’s anticipated growth in the area.

Third Quarter Production Update

Given the company’s strong production results and operational performance during the quarter, the company expects its third quarter 2014 production to be at or slightly above the high end of the previously announced third quarter production guidance of 159.0 – 165.0 MMcfe/d. In addition, the company continues to expect its 2014 average realized natural gas price, including the effects of basis hedges, to be approximately $0.60-$0.80 below the Henry Hub natural gas index price.

Increase to Borrowing Base

The company’s bank group has unanimously voted to increase the borrowing base under the company’s senior secured credit facility by 36% from $293.75 million to $400 million. In addition, the company has extended the maturity of the senior secured credit facility from March 2018 to September 2019. Under the terms of the credit agreement, the bank group re-determines the borrowing base semi-annually utilizing the bank’s estimates of reserves and future oil and gas prices. The company currently has no borrowings outstanding under its senior secured credit facility.

“We appreciate the support of our bank group as we continue to enhance Rex’s liquidity,” said Tom Stabley, Chief Executive Officer of Rex Energy. “With the completion of the recent capital market transactions and the re-determined borrowing base in place, we believe we have fully funded our development plans through the end of 2015 and beyond.”

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of federal securities laws. All statements, other than statements of historical facts, included in this release that address activities, events or developments that Rex Energy expects, believes or anticipates will or may occur in the future are forward-looking statements. Specifically, statements in this release regarding Rex Energy’s expectations for future production rates, spacing tests and restricted choke size effects on production, timing of drilling activities, production and financial guidance, and capital funding plans are forward looking. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside Rex Energy’s ability to control or predict, that could cause results to differ materially from management’s current expectations. These risks and uncertainties include, but are not limited to, economic and market conditions, operational considerations, the timing and success of our exploration and development efforts and other uncertainties. Additional information concerning these and other factors can be found in our press releases and public periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2013, and we strongly encourage you to review those documents. You should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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For more information, please contact:

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com